EXHIBIT 99.1

Western Sierra Bancorp Reports 43% Surge in Profits;

Fully Diluted Earnings Per Share $.62 for the 3rd Quarter;

Asset Quality Remains Strong

CAMERON PARK, Calif.—(BUSINESS WIRE)—October 17, 2003—Western Sierra Bancorp (NASDAQ: WSBA), a multi-bank holding company, headquartered in Cameron Park, Calif., announced results for the third quarter ended September 30, 2003.

Financial Highlights from the third quarter of 2003 vs. 2002:

•                                          A definitive agreement was signed to purchase Auburn Community Bank on August 21. The merger is expected to close in the fourth quarter of 2003 and will add approximately $90 million in assets to WSBA.

•                                          The acquisition of Central Sierra Bank (total assets of $148 million and total loans of $84 million) was completed on July 11.  Central Sierra Bank operates as a DBA of Central California Bank.

•                                          Record Net income of $2.96 million an increase of $890,000 or 43%

•                                          An increase in Fully Diluted EPS to $0.62 from $0.48

•                                          GAAP ROA and ROE of 1.31% and 17.01%, as compared to 1.26% and 16.37%

•                                          Total assets increased $304 million or 46% to $963 million

•                                          Total loans increased $189 million or 37% to $700 million

•                                          Modest interest margin compression primarily as a result of fed funds acquired from the most recent merger, which closed in the third quarter of 2003.

•                                          Efficiency Ratio fell to 56.7% from 62.5%

•                                          The Company issued $20 million in trust preferred securities on September 30, 2003.

•                                          Continued superior asset quality

Management Comments

Gary D. Gall, President and CEO of Western Sierra Bancorp, stated, “The Company reported another record quarter and Year to date profitability.  Loan growth continues to be strong and non-performing assets continue at historic lows, well below industry averages.  Total assets grew 46% over the past year with 51% from internal growth and 49% coming through acquisition.  Our continued earnings growth is being driven by strong loan and deposit growth along with a relatively stable net interest margin and improving operating efficiency.”

Mr. Gall added, “We had $78 million at quarter end in Fed Funds, approximately $60 million of which resulted from our last acquisition.  Although this will have a negative impact in the short term, it bodes well for an increase in net interest margin going forward as these funds are invested in higher yielding assets.  The Central Sierra Bank integration into our subsidiary, Central California Bank, began this quarter and is proceeding as planned.  I am pleased to report that consolidated assets are now over $960 million.”

Record Earnings and Returns

The Company reported record GAAP Earnings of $2,956,000 for the quarter or $0.62 per diluted share, an increase of $890,000 or 43% over the quarter ended September 30, 2002 in which earnings were $2,066,000 or $0.48 per diluted share.  For the nine-month period ended September 30, 2003, the Company reported GAAP Earnings of $7,706,000 or $1.71 per diluted share, an increase of $1,865,000 or 32% over the same period in 2002 in which earnings were $5,841,000 or $1.38 per diluted share.

For the twelve month period ended September 30, 2003 (trailing twelve months) GAAP earnings were $9,869,000 or $2.20 per diluted share, an increase of $2,459,000 or 33% over the $7,410,000 or $1.77 per diluted share reported for the trailing twelve months ended September 30, 2002.

The Company reported record Cash Earnings (excludes amortization expense of intangibles of $85,000 and $43,000, respectively, on a tax-adjusted basis) of $3,041,000 or $0.64 per diluted share, an increase of $932,000 or 44% over the quarter ended September 30, 2002 in which Cash Earnings were $2,109,000, or $0.49 per diluted share.  For the nine-month period ended September 30, 2003, the Company reported Cash Earnings of $7,868,000 or $1.74 per diluted share, an increase of $1,929,000 or 33% over the same period in 2002 in which earnings were $5,939,000 or $1.40 per diluted share.

On a GAAP basis, Return on Average Assets was 1.31% for the quarter and 1.33% for the nine-month period ended September 30, 2003 as compared to 1.26% and 1.33% for the third quarter and nine-month period ended September 30, 2002. Return on Average Equity was 17.01% for the third quarter and 16.99% for the nine-month period ended September 30, 2003 as compared to 16.37% and 17.19% for the third quarter and nine-month period ended September 30, 2002.

Strong Loan and Deposit Growth

Total Assets ended the quarter at a record high of $963 million.  This represents a $304 million or 46% increase over September 30, 2002.  The Company has continued its record of strong loan growth.  Total gross loans grew to $700 million, an increase of $189 million or 37% over a year ago.  Total Deposits grew to a record $821 million; this represents a $246 million or 43% increase over September 30, 2002.  The September 30, 2003 balance sheet totals include $84 million in loans, $148 million in total assets, $129 million in deposits acquired though the acquisition of Central Sierra Bank on July 11, 2003.

Since 1997, the Company has grown $879 million in total assets, an annual compounded growth rate of greater than 50%, to $963 million at September 30, 2003.  This represents balanced growth with 51% through internal growth and 49% by acquisition.

Net Interest Income Reaches Record High

Net interest income increased by $2.4 million or 31% over the third quarter of 2002.  The Company’s reported Net Interest Margin (on a fully tax equivalent basis) of 5.04% was down 23 basis points from the third quarter of 2002 and 14 basis points from the previous quarter (Q2 2003).  This reduction in net interest margin was a result of a higher average balance of low yielding Fed funds mainly derived from our merger with Central Sierra Bank.  Management expects to deploy a significant portion of these funds into loans over the next three quarters.  Fed funds averaged $75 million or 9.2% of average earning assets in the quarter as compared to $43 million or 6.4% of average earning assets in second quarter of 2003 and $29 million or 4.8% of average earning assets for the third quarter of 2002. For the nine-month period ended September 30, 2003, net interest income increased $5.9 million or 28% and the Net Interest Margin (on a fully tax equivalent basis) was 5.18%, down 19 basis points from the same period in 2002. The loan-to-deposit ratio decreased to 85% from 90% in the second quarter of 2003 and 87% in the third quarter of 2002, primarily as a result of an increase in Fed Fund balances.

Yield on loans were 7.07% and 7.06% for the third quarter and nine-month period of 2003 as compared to 7.42% and 7.61% in the same periods of 2002.  Costs of funds were 1.22% and 1.34% for the third quarter and nine-month period of 2003 as compared to 1.72% and 1.83% in the same periods of 2002.

Superior Asset Quality

Credit quality remains at record levels, with $0 loan delinquencies between 30 and 90 days compared to loan delinquencies of $283,000 or .06% of total loans as of September 30, 2002.  Non-performing assets (delinquent loans over 90 days and REO) totaled $661,000 or 0.07% of total assets, compared to $1,095,000 or 0.17% of total assets at September 30, 2002.  Loan loss reserves totaled $10.0 million, or 1.43% of loans outstanding at September 30, 2003, compared to $6.9 million, or 1.34%, a year ago.  The Company recorded net charge-offs of $254,000 in the third quarter of 2003 as compared to net recoveries of $7,000 in the same period of 2002.  For the nine-month period ended September 30, 2003, net charge-offs were $257,000 as compared to $349,000 for the same period of 2002.

Other Income / Expense and the Efficiency Ratio

In addition to growth in net interest income of 31% for the quarter, the Company grew non-interest income by 39% through increased service charges, fee growth, and continued strong mortgage banking activities.  Total operating expenses grew at a slower rate (23% for the quarter) resulting in an improved efficiency ratio, which fell from 62.5% in the third quarter of 2002 to 56.7% in the third quarter of 2003.

Issuance of Trust Preferred Securities

On September 30, 2003 the Company issued $20 million in Trust Preferred Securities, comprised of two issuances of $10 million.  These funds will be used to retire $3 million in existing debt, approximately $7.5 million will be paid on the completion of the pending merger with Auburn Community Bank, and the remainder will be used for future acquisitions or general corporate purposes.  The trust preferred securities have a stated maturity of thirty years and are callable by the Company at par after five years.  The issuance will bear a quarterly floating rate of interest tied to three month libor + 2.90% with a starting rate of approximately 4.00%.

Other Information and Disclaimers

Western Sierra Bancorp is comprised of Western Sierra Bank, Lake Community Bank and Central California Bank.  The Company operates 30 Branches and loan production facilities (this includes 7 facilities acquired as a part of the Central Sierra Bank acquisition) in the counties of El Dorado, Placer, Sacramento, Lake, Stanislaus, San Joaquin, Calaveras, Amador, Contra Costa, Tuolumne, and Butte.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Western Sierra Bancorp and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
(Unaudited)	2003	2002	Growth %	2003	2002	Growth %

Interest income:
Interest and fees on loans	$11,843	$9,244	28.1%	$31,641	$25,367	24.7%
Interest on investment securities:
Taxable	276	581		1,055	1,733
Exempt from federal taxes	361	367		1,089	1,092
Interest on Fed Funds Sold	182	122		353	268
Total interest income	12,662	10,313	22.8%	34,138	28,460	20.0%

Interest expense:
Interest on deposits	2,178	2,256		6,224	6,442
Interest on borrowed funds	348	320		901	912
Total interest expense	2,525	2,576	-2.0%	7,125	7,354	-3.1%

Net interest income	10,137	7,737	31.0%	27,013	21,106	28.0%

Provision for loan and lease losses (LLP)	600	541	10.9%	1,655	1,466	12.9%

Net interest income after LLP	9,537	7,196	32.5%	25,358	19,640	29.1%

Non-interest income:
Service charges and fees	1,202	740		2,915	2,066
Net gain on sale and packaging of residential mortgage and government-guaranteed commercial loans	1,468	1,093		3,803	2,706
Gain on sale of investment securities	19	75		19	96
Other income	247	210		514	427
Total non-interest income	2,936	2,118	38.6%	7,251	5,294	37.0%

Other expenses:
Salaries and benefits	4,291	3,178		11,142	8,688
Occupancy and equipment	1,259	1,121		3,464	2,672
Other expenses	2,018	1,995		5,453	5,206
Merger expenses	86	0		86	0
Amortization of core deposit and other intangibles	134	62		257	138
Total other expenses	7,789	6,356	22.5%	20,402	16,703	22.1%

Income before income tax	4,685	2,959	58.4%	12,207	8,231	48.3%

Income taxes	1,729	893		4,501	2,390
Net income	$2,956	$2,066	43.1%	$7,706	$5,841	31.9%

Amortization of core deposits (after tax)	85	43		162	98
Cash net income	$3,041	$2,109	44.2%	$7,868	$5,939	32.5%

GAAP EPS (including amort. exp):
Basic earnings per share	$0.65	$0.50	31.2%	$1.79	$1.43	25.1%
Fully diluted earnings per share	$0.62	$0.48	29.7%	$1.71	$1.38	24.1%

Cash EPS (excluding amortization):
Basic earnings per share	$0.67	$0.51	32.2%	$1.83	$1.45	25.6%
Fully diluted earnings per share	$0.64	$0.49	30.7%	$1.74	$1.40	24.6%

Shares used to compute Basic EPS	4,547	4,169		4,311	4,087
Shares used to compute Fully Diluted EPS	4,768	4,323		4,513	4,244

Average Loans	$664,456	$494,352	34.4%	$599,046	$445,470	34.5%

Average Investments	$149,430	$104,280	43.3%	$113,844	$95,445	19.3%

Average Earning Assets	$813,886	$598,632	36.0%	$712,890	$540,915	31.8%

Average Deposits	$780,848	$565,675	38.0%	$675,563	$511,636	32.0%

Average Non Interest Demand Deposits	$187,827	$132,309	42.0%	$158,979	$115,795	37.3%

Average Interest Bearing Liabilities	$633,740	$462,318	37.2%	$549,810	$421,336	30.5%

Average Assets	$896,777	$652,139	37.5%	$775,609	$589,164	31.6%

Average Equity	$68,959	$50,062	37.7%	$60,644	$45,437	33.5%

Return on Average Assets (GAAP)	1.31%	1.26%		1.33%	1.33%

Return on Average Equity (GAAP)	17.01%	16.37%		16.99%	17.19%

Return on Average Equity - Cash	17.49%	16.71%		17.35%	17.48%

Net Interest Margin (FTE) (1)	5.04%	5.27%		5.18%	5.37%

Efficiency Ratio (FTE) (1)	56.7%	62.5%		57.3%	61.2%

(1)          Full Tax Equivalency (FTE) refers to adjusting tax-exempt income to pre-tax equivalents based on the marginal corporate federal tax rate of 34 percent.

Western Sierra Bancorp and Subsidiaries

Consolidated Balance Sheet

(dollars in thousands)

(Unaudited)	September 30, 2003	September 30, 2002	% growth
ASSETS:
Cash and due from banks	$39,285	$27,772
Federal funds sold	77,965	11,415
Cash and cash equivalents	117,250	39,187	199.2%

Interest-bearing deposits	793	2,576
Loans held for sale	1,847	8,141
Investment securities:
Trading	26	17
Available for sale (amortized cost $88,822 in 2003 and $62,988 in 2002)	90,082	64,507
Held to maturity (market value of $4,383 in 2003 and $8,997 in 2002)	4,197	8,706
Total investments	94,305	73,229	28.8%
Portfolio loans and leases:
Real estate mortgage	413,540	304,166
Real estate construction	170,094	106,995
Commercial	94,662	80,466
Agricultural	14,528	10,841
Installment	4,728	4,788
Lease financing	2,143	3,377
Total gross loans and leases	699,695	510,633	37.0%

Deferred loan and lease fees, net	(2,524)	(1,583)
Allowance for loan and lease losses	(10,032)	(6,861)	46.2%
Net portfolio loans and leases	687,138	502,189	36.8%

Premises and equipment, net	19,037	14,943
Other real estate	—	489
Goodwill and other intangible assets	18,304	4,426
Other assets	24,474	14,394
Total Assets	$963,148	$659,574	46.0%

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Non-interest bearing deposits	$205,461	$140,237	46.5%
Interest bearing deposits:
NOW, money market and savings	289,226	185,092
Time, over $100,000	151,349	121,197
Other time	174,979	128,021
Total deposits	821,015	574,547	42.9%

Borrowed funds	21,650	12,100
Mandatorily redeemable cumulative trust preferred securities	36,000	16,000
Other liabilities	9,677	4,678
Total liabilities	888,342	591,325	50.2%

Shareholders’ equity:
Preferred stock- no par value; 10,000,000 shares authorized; none issued	—	—
Common stock- no par value; 10,000,000 shares authorized; 4,607,576 shares issued in 2003 and 4,181,695 shares in 2002	50,451	30,904
Retained earnings	23,855	20,549
Unearned ESOP shares	(325)	(200)
Accumulated other comprehensive income	825	996
Total shareholders’ equity	74,806	52,249	43.2%
Total Liabilities and Shareholders’ Equity	$963,148	$659,574	46.0%

Ending Delinquent Loans (30 to 90 days)	$0	$283

Ending Non Performing Loans (non accrual and > 90 days)	$661	$606

Total Non Performing Loans and REO - Non Performing Assets	$661	$1,095

YTD Charge-offs (Recoveries)	$257	$349

YTD Charge-offs (Recoveries) as a% of Gross Loans	0.04%	0.07%

Non Performing Assets as a% of Total Assets	0.07%	0.17%

Total Risk Based Capital To Risk Weighted Assets	12.90%	12.72%

Tier 1 Capital to Risk Weighted Assets	10.24%	11.47%

Tier 1 Capital to Average Assets (Leverage Ratio)	8.45%	9.51%

Contact Information:

Western Sierra Bancorp

Gary D. Gall/Anthony J. Gould, 530/677-5600